UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                       SECURITY CAPITAL GROUP INCORPORATED
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    81413P204
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |x| Rule 13d-1 (b)
                  |_| Rule 13d-1 (c)
                  |_| Rule 13d-1 (d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  81413P204

(1)      Name of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person
         Arnhold and S. Bleichroeder, Inc.,
         Arnhold and S. Bleichroeder Advisers, Inc.

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(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [X ]      (a)

         [  ]      (b)

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(3)      SEC Use Only

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(4)      Citizenship or Place of Organization               State of New York
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   Number of               (5)      Sole Voting Power   0
   Shares
   Beneficially            -----------------------------------------------------
   Owned by                (6)      Shared Voting Power 645,000
   Each
   Reporting               -----------------------------------------------------
   Person                  (7)      Sole Dispositive Power     0
   With
                           -----------------------------------------------------
                           (8)      Shared Dispositive Power 645,000

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(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         645,000

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(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
         Instructions)
         Not Applicable
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(11)     Percent of Class Represented by Amount in Row (9)
         1.17%
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(12)     Type of Reporting Person (See Instructions)

         BD, IA

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


Item 1.             (a)      Name of Issuer:  Security Capital Group
                    (b)      Address of Issuer's Principal Executive Officer:
                             125 Lincoln Avenue
                             Santa Fe, NM 87501

Item 2.             (a)      Name of Person Filing

                             Arnhold and S. Bleichroeder, Inc.
                             Arnhold and S. Bleichroeder Advisers, Inc.

                    (b)      Address of Principal Offices:

                             1345 Avenue of the Americas
                             New York, NY 10105

                    (c)      Citizenship:

                             New York, NY, USA (Place of Incorporation)

                    (d)      Title of Class of Securities:

                             Real Estate Investment Trust - B

                    (e)      CUSIP Number: 81413P204

Item 3. This statement is being filed pursuant to Rule 13d-1(b). The person filing is a:
                    (a) Broker or Dealer registered under Section 15 of
                        the Act; and
                    (b) Investment Adviser registered under Section 203
                        of the Investment Advisers Act of 1940.



Item 4.             (a) 645,000

                    (b) Percent of Class: 1.17%

                    (c) Number of shares beneficially owned by each
                        reporting person with
                         (i)   Sole power to vote or to direct the
                               vote:                                     0
                         (ii)  Shared power to vote or to direct the
                               vote                                      645,000
                         (iii) Sole power to dispose or to direct the
                               disposition of:                           0
                         (iv)  Shared power to dispose or to direct
                               the disposition of:                       645,000

Item 5.             Ownership of Five Percent or Less of a Class

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person

                    Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                    Not applicable.

Item 8.             Identification and Classification of Members of the Group

                    Arnhold and S. Bleichroeder, Inc.
                    Arnhold and S. Bleichroeder Advisers, Inc.

Item 9.             Notice of Dissolution of Group

                    Not Applicable.

Item 10.            Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 23, 2000

                                 ARNHOLD AND S. BLEICHROEDER, INC.

                                 By:  /s/   Tracy L. Saltwick
                                    -------------------------
                                    Name:  Tracy L. Saltwick
                                    Title: Senior Vice President, Compliance